As filed with the Securities and Exchange Commission on October 4, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTHEAST UTILITIES
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2147929
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Federal Street, Building 111-4
Springfield, Massachusetts 01105
413-785-5871
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Gregory B. Butler, Esq.
Senior Vice President, Secretary and General Counsel
Northeast Utilities Service Company
107 Selden Street
Berlin, Connecticut 06037
(860) 665-5000
Butlegb@nu.com
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With Copies To:

Jeffrey C. Miller, Esq.
Assistant General Counsel
Northeast Utilities Service Company
107 Selden Street
Berlin, CT 06037
(860) 665-3532
millejc@nu.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement and from time to time thereafter.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Senior Notes
Common Shares, $5.00 par value per share
Preferred Shares
Warrants (3)
Share Purchase Contracts (4)(5)
Share Purchase Units (4)(5)

TOTAL	$750,000,000		$750,000,000	$88,275

(1)
Includes an indeterminate number or principal amount of senior notes, common shares, preferred shares, warrants, share purchase contracts and share purchase units as may from time to time be issued at indeterminate prices provided that in no event will the aggregate initial offering price of all senior notes, common shares, preferred shares, warrants, share purchase contracts and share purchase units sold under this registration statement exceed $750,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $750,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount. Pursuant to Rule 457(o) under the Securities Act of 1933, and General Instruction II.D of Form S-3, which permits the registration fee to be calculated on the basis of the aggregate offering price of all securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

(2)	Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.
(3)	Includes an indeterminate number of Common Shares, Preferred Shares, or a combination thereof to be issued by Northeast Utilities upon exercise of the Warrants.
(4)	Includes an indeterminate number of Common Shares to be issued by Northeast Utilities upon settlement of the Share Purchase Contracts or Share Purchase Units.

(5)
Each Share Purchase Unit consists of (a) a Share Purchase Contract, under which the holder, upon settlement, will purchase an indeterminate number of shares of Common Shares of Northeast Utilities and (b) either a beneficial interest in Senior Notes, Preferred Shares or debt obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Share Purchase Units. Each beneficial interest will be pledged to secure the obligation of such holder to purchase such Common Shares. No separate consideration will be received for the Share Purchase Contracts or the related beneficial interests.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 4, 2005
 PROSPECTUS
NORTHEAST UTILITIES

$750,000,000

Senior Notes

Common Shares

Preferred Shares

Warrants

Share Purchase Contracts

Share Purchase Units

Northeast Utilities intends to offer from time to time, in one or more series, up to $750,000,000 in the aggregate of its senior unsecured debt securities (the “Senior Notes”), Common Shares, $5 par value per share (“Common Shares”), Preferred Shares, Warrants, Share Purchase Contracts or Share Purchase Units. This Prospectus provides you with a general description of these securities. Our common stock is listed on the New York Stock Exchange, or NYSE, and trades under the symbol "NU."

When a particular type of securities is offered, we will prepare and issue a supplement to this Prospectus setting forth the particular terms of such offering (each such supplement, a “Prospectus Supplement”). You should read this Prospectus and any Prospectus Supplement carefully before you make any decision to invest in any of the securities. This Prospectus may not be used to sell any of the securities unless accompanied by a Prospectus Supplement.

See "Risk Factors" beginning on page 5 of this prospectus to read about certain factors that you should consider before making an investment in our securities. You should also review the documents incorporated by reference in this prospectus for updated and additional factors you should consider.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                 , 2005.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”) in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered in this Prospectus. We have not included certain portions of the Registration Statement in this Prospectus as permitted by the Commission’s rules and regulations. Statements in the Prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.

We are subject to the informational requirements of the Securities Act of l934, as amended (the “Exchange Act”), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by the Company with the Commission, at the Commission’s Public Reference Room at its principal offices at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the Commission’s Internet site at http://www.sec.gov. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2004, on our website at http://www.nu.com. The information on this website is not a part of this Prospectus.

You should rely only on the information incorporated by reference or provided in this Prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus. Later information that we file with the Commission (other than current reports on Form 8-K filed under Items 2.02 or 7.01 of Form 8-K) will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the securities.

-	Annual Report on Form 10-K for the year ended December 31, 2004;

-	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

-
Current Reports on Form 8-K dated April 29, 2005, April 6, 2005, March 9, 2005, March 7, 2005, February 4, 2005, January 26, 2005 and January 5, 2005 and Amendments to Current Report on Form 8-K/A dated April 6, 2005 and January 3, 2005.

We will provide to each person to whom a copy of this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Patricia C. Cosgel
Assistant Treasurer - Finance
Northeast Utilities Service Company
107 Selden Street
Berlin, Connecticut 06037
(860) 665-5058

FORWARD-LOOKING STATEMENTS

We make statements in this Prospectus and in the documents we incorporate by reference that are statements concerning our expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases the reader can identify these forward looking statements by words such as "estimate," "expect," "anticipate," "intend," "plan," "believe," "forecast," "should," "could," and similar expressions. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements.

Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, obtaining new contracts at anticipated volumes and margins, terrorist attacks on domestic energy facilities and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Commission. All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we have filed with the Commission utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may issue and sell either separately or in units any combination of the securities described in this Prospectus in one or more offerings with a maximum aggregate offering price of up to $750,000,000.

This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a Prospectus Supplement that will contain specific information about the terms of the offering. Any Prospectus Supplement may also add, update or change information contained in this Prospectus. If there is any inconsistency between the information in this Prospectus and the Prospectus Supplement, you should rely on the information in the Prospectus Supplement. You should read both this Prospectus and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION”.

NORTHEAST UTILITIES

Northeast Utilities (“we” or the “Company”) is the parent company of the Northeast Utilities system (the NU system).  The NU system furnishes franchised retail electric service to approximately 1.9 million customers in 419 cities and towns in Connecticut, New Hampshire and western Massachusetts through three of our wholly-owned subsidiaries: The Connecticut Light and Power Company (“CL&P”), Public Service Company of New Hampshire (“PSNH”) and Western Massachusetts Electric Company (“WMECO”).

The NU system also furnishes franchised retail natural gas service in a large part of Connecticut through Yankee Gas Services Company (“Yankee Gas”), a subsidiary of Yankee Energy System, Inc., the largest natural gas distribution company in Connecticut.  Yankee Gas serves approximately 194,000 residential, commercial and industrial customers in 71 cities and towns in Connecticut, including large portions of the central and southwest sections of the state.

Through our wholly-owned subsidiary, NU Enterprises, Inc. (“NUEI”), we own a number of competitive energy and related businesses.  These subsidiaries include Select Energy Services, Inc., a provider of energy management, demand-side management and related consulting services for commercial, industrial and institutional customers and electric utility companies; Northeast Generation Company (“NGC”), which holds certain of NU’s competitive hydroelectric and pumped storage generation facilities; Northeast Generation Services Company, a corporation that maintains and services fossil and hydroelectric facilities and provides high-voltage electrical contracting services, and Select Energy, Inc. (“Select Energy”), a corporation engaged in the marketing, transportation, storage and sale of energy commodities, at wholesale and retail, in designated geographical areas.

NGC is our competitive generating subsidiary and a major provider of pumped storage and conventional hydroelectric power in the northeastern United States.  NGC sells all its generation output to Select Energy, which in turn markets it to customers.  Select Energy also buys and manages the entire generation output of another of our subsidiaries, Holyoke Water Power Company, which consists of approximately 147 megawatts of coal-fired generation at the Mt. Tom station in Holyoke, Massachusetts, under an evergreen contract.  NGC's assets and Mt. Tom perform functions that are critical to NUEI's wholesale and retail businesses by providing Select Energy with access to electric generation within New England and thus reducing its exposure to energy price fluctuations.

On March 9, 2005, we announced that we had completed a comprehensive review of our competitive energy businesses and that we had decided that NUEI would exit the wholesale marketing business, which it conducts through its subsidiary Select Energy, and would explore ways to divest its competitive energy services businesses.  We concluded that the wholesale merchant energy sector in the power pools between Maine and Maryland was becoming increasingly competitive and that NUEI’s wholesale marketing business would be unable to attain the profit margins necessary to generate acceptable returns and cash flows.  As a result, NUEI has been exploring a number of alternatives for exiting the wholesale marketing business, including selling the wholesale marketing franchise, selling existing contracts, restructuring longer term contracts, and allowing shorter term contracts to expire without being renewed.  In addition to retaining Select Energy’s retail business, we will retain our 1,443 megawatts of competitive generating assets because we expect that their value could increase significantly in the coming years.  We will also retain NGS, which principally operates these plants.

The NU system is regulated in virtually all aspects of its business by various federal and state agencies, including the Securities and Exchange Commission, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and various state and/or local regulatory authorities with jurisdiction over the industry and the service areas in which each company operates.

Our principal executive offices are located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105, telephone number (413) 785-5871. Our general business offices are located at 107 Selden Street, Berlin, Connecticut 06037, telephone number (860) 665-5000.

RISK FACTORS

We are subject to a variety of significant risks in addition to the matters set forth under “Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995” above.  Our susceptibility to certain risks, including those discussed in detail below, could exacerbate other risks.  These risk factors should be considered carefully in evaluating our risk profile.

Risks Related to Disposition of Wholesale Competitive and Services Businesses:  In March 2005, we announced the decision to exit NUEI’s wholesale marketing business and divest the energy services businesses. NUEI is exploring a number of alternatives for exiting these businesses.  To date, however, it has disposed of a portion of the wholesale marketing business and none of the energy services businesses.

While the energy services businesses present a lower level of volatility and risk, the wholesale marketing business, until fully disposed of, will continue to present financial risk to the Company from a variety of perspectives.  These include earnings volatility around Select Energy’s portfolio of electric supply contracts, which will be accounted for on a mark-to-market basis until disposed of or restructured.  In the second quarter of 2005, the Company recorded losses associated with this portfolio of $44.3 million after taxes during the second quarter.  The combined first and second quarter earnings charge of $164.3 million associated with this portfolio in the aggregate may not be adequate to absorb future negative price movements which may occur or if further charges are taken if the portfolio is divested.

NUEI is in the process of exiting the wholesale marketing business.  Select Energy’s ability to function will continue to be dependent upon the financial reliability of its counterparties and its ability to manage its wholesale marketing portfolio of contracts and assets within acceptable risk parameters until these contracts are divested.

Risks Related to NUEI’s Retail Marketing and Merchant Generation Businesses:  In March 2005, we announced that NUEI intended to stay in the retail competitive energy and generation businesses.  Select Energy generally acquires retail customer load in small increments, which while requiring careful sourcing, allows energy assets to be acquired with lower risk.  While retail customers have a generally high retention rate, they normally contract for periods of one to two years, making long-term load servicing difficult to evaluate.  In addition, fluctuations in prices, fuel costs, competitive conditions, regulations, weather, transmission costs, lack of market liquidity, plant outages and other factors can all impact the retail business adversely from time to time.

A significant portion of Select Energy's merchant energy marketing activities has been providing electricity to full requirements customers, which are primarily regulated local distribution companies (“LDC”) and commercial and industrial retail customers.  Under the terms of full requirements contracts, Select Energy is required to provide a percentage of the LDC's electricity requirements at all times.  The volumes sold under these contracts vary based on the usage of the LDC's retail electric customers, and usage is dependent upon factors outside of Select Energy's control, such as unanticipated migration or inflow of customers.  The varying sales volumes could be different than the supply volumes that Select Energy expected to utilize, either from its limited generation or from electricity purchase contracts, to serve the full requirements contracts.  Differences between actual sales volumes and supply volumes can require Select Energy to purchase additional electricity or sell excess electricity, both of which are subject to market conditions such as weather, plant availability, transmission congestion, and potentially volatile price fluctuations that can impact prices and, in turn, Select Energy's margins.

The competitive generation business is also subject to these risks.  In addition, although the market price of near and long-term capacity has increased, the future value of Locational Installed Capacity (LICAP) credits have not been determined and are subject to regulatory decision-making over which we have no control.  LICAP is an administratively determined electric generation capacity pricing mechanism intended to provide a revenue stream sufficient to maintain existing generation assets, and encourage the construction of new generation assets at levels sufficient to serve peak load, plus a fixed reserve margin and a statistically-determined contingency.  In June 2004, the FERC ordered the creation of five LICAP zones, including two in Connecticut.

Risks Associated With The Transmission Operations Of Our Utility Subsidiaries:  The Company, primarily through its subsidiary CL&P, has undertaken a substantial transmission capital investment program over the past several years and expects to invest more than $1.5 billion in regulated electric transmission infrastructure from 2005 through 2009.  Included in this amount is approximately $1.4 billion for costs associated with construction of two 345 kV transmission lines from Middletown, Connecticut to Norwalk, Connecticut and from Bethel, Connecticut to Norwalk; replacement of an undersea electric transmission line between Norwalk and Northport, New York; and two 115 kV underground transmission lines between Norwalk and Stamford, Connecticut.  The regulatory approval process for these transmission projects has encompassed an extensive permitting, design and technical approval process.  Various factors have resulted in increased cost estimates and delayed construction.

The projects are expected to help alleviate reliability issues in southwest Connecticut and to help reduce customers’ costs in all of Connecticut.  However, if, due to further regulatory or other delays, the projected in-service date for one or more of these projects is delayed, there may be increased risk of failures in the existing electricity transmission system in southwestern Connecticut and supply interruptions or blackouts may occur.

The successful implementation of our transmission construction plans is also subject to the risk that new legislation, regulations or judicial or regulatory interpretations of applicable law or regulations could impact our ability to meet our construction schedule and/or require us to incur additional expenses, and may adversely affect our ability to achieve forecasted levels of revenues.

Risks Associated with the Distribution Operations of Our Utility Subsidiaries:  CL&P and WMECO procure energy for a substantial portion of their customers via requests for proposal on an annual, semi-annual or quarterly basis.  There is a risk that any given solicitation will not be fully subscribed or that prices will be much higher than current prices.  CL&P and WMECO receive approvals of recovery of these contract prices from the Connecticut Department of Public Utility Control and the Massachusetts Department of Telecommunications and Energy, respectively.  While both regulators have consistently approved solicitation processes, results and recovery of costs, management cannot predict the outcome of future solicitation efforts or the regulatory proceedings related thereto.

Litigation-Related Risks:  The Company and its affiliates are engaged in litigation that could result in the imposition of large cash awards against them.  This litigation includes 1) civil lawsuits between Consolidated Edison, Inc. and the Company relating to the parties’ October 13, 1999 Agreement and Plan of Merger and 2) the termination of a decommissioning contract between Connecticut Yankee Atomic Power Company, the stock of which is 49 percent owned by subsidiaries of the Company, and Bechtel.

Further information regarding these legal proceedings, as well as other matters, is set forth in Part I, Item 3, "Legal Proceedings," in our Form 10-K for the year ended December 31, 2004 and in Part II, Item 1, "Legal Proceedings" of our Form 10-Q for the quarter ended June 30, 2005.

We may also be subject to future litigation based on asserted or unasserted claims and cannot predict the outcome of any of these proceedings.  Adverse outcomes in existing or future litigation could result in the imposition of substantial cash damage awards against us.

Risks Associated With Environmental Regulation:  Our subsidiaries’ operations are subject to extensive federal, state and local environmental statutes, rules and regulations which regulate, among other things, air emissions, water discharges and the management of hazardous and solid waste.  Compliance with these requirements requires us to incur significant costs relating to environmental monitoring, installation of pollution control equipment, emission fees, maintenance and upgrading of facilities, remediation and permitting.  The costs of compliance with these legal requirements may increase in the future.  An increase in such costs, unless promptly recovered, could have an adverse impact on our business and results of operations, financial position and cash flows.

Our failure to comply with environmental laws and regulations, even if due to factors beyond our control or reinterpretations of existing requirements could also increase costs.

Existing environmental laws and regulations may be revised or new laws and regulations seeking to protect the environment may be adopted or become applicable to us.  Revised or additional laws could result in significant additional expense and operating restrictions on our facilities or increased compliance costs that would negatively impact competitive generation margins or which may not be fully recoverable in distribution company rates for regulated generation.  The cost impact of any such legislation would be dependent upon the specific requirements adopted and cannot be determined at this time.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the six months ended June 30, 2005 and for each of the years ended December 31, 2000 through 2004 are as follows:

		Year Ended December 31,
	Six Months Ended June 30, 2005	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges(1)	(0.60)	1.57	1.61	1.73	2.41	2.03

(1)
For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, interest on short-term debt, interest component of rental expenses and other interest and preferred dividend security requirements of consolidated subsidiaries.

USE OF PROCEEDS

The net proceeds from the sale of the Securities will be used to (i) finance investments in and capital expenditures by subsidiaries, (ii) finance working capital needs of subsidiaries, and (iii) other general corporate purposes, including the acquisition, retirement or redemption by the Company of any of its own securities.

DESCRIPTION OF SECURITIES REGISTERED

COMMON SHARES AND PREFERRED SHARES

As of June 30, 2005, our authorized capital stock was 225,000,000 shares, all of which were Common Shares. As of June 30, 2005, approximately 151.7 million Common Shares were issued and approximately 129.7 Common Shares were outstanding.

Common Shares. Our outstanding common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “NU”. Any additional common shares we issue will also be listed on the NYSE. Common shareholders may receive dividends if and when declared by our Board of Trustees. Dividends may be paid in cash, stock or other form. All outstanding common shares are fully paid and non-assessable. Any additional common shares we issue will also be fully paid and non-assessable.

Each common share is entitled to one vote in the election of Trustees and other matters. Common shareholders are not entitled to cumulative voting rights. Each common shareholder received one common share purchase right per common share owned under our Shareholder Rights Plan. This plan was adopted in 1999 and will terminate in 2009, unless earlier terminated or extended. This right permits a common shareholder to acquire additional common shares in the event certain circumstances exist.

Common shares, and securities convertible into common shares, which are issued in a public offering or to or through underwriters who have agreed to make a public offering of such common shares, or convertible securities, are not subject to preemptive rights. Preemptive rights do not apply to the issue of common shares, or the grant of rights or options on such shares, to Trustees, officers or employees, as such, of the Company or of a subsidiary of the Company, if the issue or grant is approved by the Company's shareholders or is authorized by and consistent with a plan approved by the Company's shareholders. Subject only to the foregoing exceptions and to certain other exceptions of minor significance, holders of common shares have preemptive rights to subscribe to future issues of common shares issued for cash and to future issues for cash of securities convertible into common shares.

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders, if any.

The Bank of New York is our transfer agent and registrar. You may contact them at their Investors Relations Department, P.O. Box 11258, Church Street Station, New York, NY 10286-1258, Tel. (800)999-7269.

Preferred Shares. We do not currently have preferred shares authorized although our Declaration of Trust allows for the issuance of preferred shares subject to common shareholder approval. Before we can issue preferred shares we will need to obtain the authorization of our Board of Trustees and of our common shareholders. The following description of the terms of the preferred shares sets forth certain general terms and provisions. If we issue preferred shares, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the Commission.

Preferred shares will have such par value, if any, such priority in liquidation, such voting rights and such other rights, privileges, preferences, restrictions and limitations as may be established by our Board of Trustees and approved by our common shareholders. In some cases, the issuance of preferred shares could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred shares could also restrict dividend payments to holders of our common shares.

The preferred shares will, when authorized and issued, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, the preferred shares will rank on a parity in all respects with any outstanding preferred shares we may have at that time and will have priority over our common shares as to dividends and distributions of assets. Therefore, the rights of any preferred share may limit the rights of the holders of our common shares.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred shares will be named in a prospectus supplement. The registrar for preferred shares will send notices to shareholders of any meetings at which holders of the preferred shares have the right to elect Trustees or to vote on any other matter.

WARRANTS

We may issue warrants for the purchase of preferred shares, common shares, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for us with any holders or beneficial owners of warrants.

This summary of certain provisions of the warrants is not complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the Commission in connection with the offering of such warrants.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•          the title of such warrants;

•          the aggregate number of such warrants;

•          the price or prices at which such warrants will be issued;

•          the currency or currencies, in which the price of such warrants will be payable;

•          the securities purchasable upon exercise of such warrants and the price at which the securities may be purchased;

•          the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•          if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•          if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•          if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•          information with respect to book-entry procedures, if any;

•          if applicable, a discussion of any material United States Federal income tax considerations; and

•          any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates. The price per common share and the number of common shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and beneficial interests in debt securities, preferred shares or debt obligations of third parties, including U.S. treasury securities or obligations of our subsidiaries, securing the holders’ obligations to purchase the common shares under the share purchase contracts, which we refer to in this prospectus as share purchase units. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the share purchase contracts or share purchase units, including, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units.

MASSACHUSETTS LAW AND OUR DECLARATION OF TRUST

General The Company is an unincorporated “voluntary association” formed under Massachusetts law, a type of entity commonly referred to as a Massachusetts business trust. For most purposes, except those explicitly set forth below, a Massachusetts business trust is a common law entity governed solely by the company's Declaration of Trust, which constitutes a contract among the Trustees and shareholders or beneficiaries of the trust and is comparable to a certificate of incorporation and bylaws of a corporation.

Corporate Governance The rights of our shareholders are currently governed by Massachusetts law and our Declaration of Trust. Our Declaration of Trust provides that all matters properly brought before a shareholder meeting at which a quorum is present will be decided by the majority vote of the shares present or represented by proxy at the meeting, except as otherwise set forth in the Declaration of Trust and the provisions of any class or classes of preferred shares that may be authorized. The Declaration of Trust also provides that the Trustees may only be elected with the affirmative vote of the holders of a majority of the outstanding shares with general voting power. A vote of two-thirds of all shares outstanding and having voting power may be required to take certain actions.

Amendments To Governing Documents Our Declaration of Trust provides that the trust may be altered, amended, added to or rescinded by the affirmative vote of at least two-thirds of the member of our board of Trustees, provided that any such alteration, amendment, addition or rescission must also be approved by the affirmative vote or the written consent of the holders of at least two-thirds of all shares issued and outstanding and having general voting power. However, no alteration, amendment, addition or rescission adversely affecting the preferences or priorities of any preferred shares will be effective without the affirmative vote or written consent of the holders of at least two-thirds of the affected preferred shares.

Preemptive Rights Our Declaration of Trust provides that the holders of common shares and convertible securities will have preemptive rights with respect to offerings for cash of common shares or securities convertible into common shares, except with respect to:

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common shares, or the grant of rights or options on such shares, to Trustees, directors, officers, or employees the Company or of a subsidiary of the Company, if the issue or grant is approved by the holders of common shares at a meeting duly held for such purpose or is authorized by and consistent with a plan previously so approved by the holders of common shares;

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common shares issued on the conversion of convertible securities, if the convertible securities were offered or issued to holders of common shares in satisfaction of their preemptive rights or were not subject to preemptive rights;

-	common shares and convertible securities offered to shareholders in satisfaction of their preemptive rights and not purchased by those shareholders;

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common shares or convertible securities issued pursuant to a plan adjusting any rights to fractional shares or fractional interests in order to prevent the issue of fractional shares or fractional interests in these shares;

-	common shares or convertible securities issued in connection with a merger or consolidation or pursuant to an order of a court, unless such order provides otherwise;

-	common shares or convertible securities issued in a public offering or through an underwriting;

-	common shares or convertible securities released from preemptive rights through the affirmative vote or written consent of the holders of at least two-thirds of the common shares then outstanding; or

-	common shares or convertible securities held in our treasury.

Board of Trustees Members of our Board of Trustees serve one-year terms and are elected annually.

Shareholder Proposals and Trustee Nominations Our shareholders can submit shareholder proposals and nominate candidates for the Board of Trustees if the shareholders follow advance notice procedures described in our annual proxy statement.

Meetings of Shareholders Under our Declaration of Trust, meetings of the shareholders may be called only by the chairman of the board, the president, or a majority of the Board of Trustees or may be requested by the holders of one-tenth (1/10) in interest of all shares outstanding having a right to vote.

Indemnification Of Trustees And Officers Our Declaration of Trust provides that the Company will indemnify each of its present and former Trustees and officers against any loss, liability or expense incurred in proceedings in which such person may be involved by reason of being or having been an officer or Trustee, except with respect to any matter as to which such person shall have been finally adjudicated in such proceeding not to have acted in good faith in the reasonable belief that such person's action was in the best interests of the Company. If any such proceeding is disposed of by a compromise payment by any such Trustee or officer, no indemnification payment will be provided unless a determination is made that such officer or Trustee acted in good faith in the reasonable belief that such person's action was in our best interests. Such determination must be made by either the Board of Trustees by majority vote of the quorum consisting of Trustees who were not parties to such proceeding, by independent legal counsel to the Company in a written opinion, or by the shareholders.

Limitation On Trustee Liability The Declaration of Trust provides that no member of the Board of Trustees will be liable to the Company or its shareholders for monetary damages due to any breach of fiduciary duty, except for:

-	breaches of such person's duty of loyalty to the Company or its shareholders;

-	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

-	any transaction from which such person derived an improper personal benefit.

Antitakeover Statutes A Massachusetts anti-takeover statute, Chapter 110F of the Massachusetts General Laws, prohibits any business combination with an interested shareholder, generally a person who owns or has recently owned at least 5% of the company's outstanding voting shares, for three years after the person becomes an interested shareholder unless:

-	prior to the 5% purchase, the Board of Trustees approves either the 5% purchase or the proposed business combination;

-	the interested shareholder owned approximately 90% of the company's voting shares after making the 5% purchase which rendered him or her an interested shareholder; or

-	the Board of Trustees and holders of two-thirds of the non-interested shares approve the business combination after the acquiror has become an interested stockholder.

Another Massachusetts anti-takeover statute, Chapter 110D of the Massachusetts General Laws, regulates the acquisition of control shares. A control share acquisition occurs when an individual aggregates a number of shares which, when added to shares already owned, would allow the acquiring person to vote at least 20% of the company's shares. Under Chapter 110D, shares acquired in this type of a transaction would have no voting rights unless a majority of non-interested shareholders specifically voted to grant the acquiring person voting rights for these shares. In general, the acquiring person as well as officers and employee-Trustees of the Company are not permitted to vote on whether these voting rights should be granted.

Our Declaration of Trust does not address antitakeover regulations or protections.

SENIOR NOTES

General.    The following description sets forth certain general terms and provisions of the Senior Notes. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Senior Note Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this Prospectus is a part. The particular terms of the Senior Notes offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Senior Note Indenture. Capitalized terms not defined herein have the meanings given to them in the Senior Note Indenture.

As of June 30, 2005, we had issued and outstanding $263,000,000 of Senior Notes, Series A Due 2012, and $150,000,000 of Senior Notes, Series B, Due 2008.  Additional Senior Notes will be issued under a supplemental indenture or indentures to our indenture (the “Senior Note Indenture”), between us and The Bank of New York Trust Company, N.A., as successor trustee (the “Senior Note Trustee”) dated as of April 1, 2002, as amended and supplemented.  You may contact the Senior Note Trustee at their Corporate Trust Administration Office at 470 Atlantic Avenue, Suite 4082, Boston, MA 02210, Tel. (617) 273-8368

The Senior Notes will be our senior unsecured debt securities and will rate equally with all of our other unsecured and unsubordinated debt. There is no requirement under the Senior Note Indenture that future issues of our debt securities be issued under the Senior Note Indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of such other debt securities.

The Senior Note Indenture does not limit the aggregate principal amount of the Senior Notes that may be issued thereunder. The Senior Note Indenture provides that the Senior Notes will be issued in one or more series as notes or debentures. The Senior Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issue of Senior Notes will specify:

•	the designation and aggregate principal amount of such Senior Notes;

•	the date or dates on which such Senior Notes will mature;

•	the interest rate or rates, or method of calculation of such rate or rates, on such Senior Notes, and the date from which such interest shall accrue;

•	the dates on which such interest will be payable or method by which such dates are to be determined;

•	the record dates for payments of interest;

•	any redemption terms;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Senior Notes may be repaid, in whole or in part, at our option;

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the place or places, if any, in addition to or in the place of our office or the office of the Senior Note Trustee, where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable and where notices to the Company shall be sent; and

•	other specific terms applicable to such Senior Notes. (Section 301)

Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof. (Section 301)

Unless otherwise indicated in the applicable Prospectus Supplement or as below described under “Limitation on Liens” and “Sale and Leaseback Transactions”, there are no provisions in the Senior Note Indenture or the Senior Notes that require us to redeem, or permit the Holders of the Senior Notes to cause a redemption of, the Senior Notes or that otherwise protect the Holders of the Senior Notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of us.

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends to us, repurchase shares of their common stock from us or repay loans or advances made by us to them. Our subsidiaries are prohibited by the Public Utility Holding Company Act of 1935 (“1935 Act”) from lending money to us, indemnifying our creditors or guaranteeing our obligations. However, Congress has repealed the 1935 Act, effective February 8, 2006. Holders of the Senior Notes will generally have a junior position to claims of any holders of preferred stock and creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. In addition to trade debt, our subsidiaries have ongoing corporate debt programs used to finance their business activities. As of June 30, 2005, we and our subsidiaries had approximately $3.2 billion of outstanding debt for borrowed money, which includes long-term debt (including $45 million due within one year) and short-term debt but does not include trade debt, capital leases or power purchase obligations, approximately $116.2 million of outstanding preferred stock and approximately $1.5 billion of rate reduction bonds. Unless otherwise specified in a Prospectus Supplement, the Supplemental Indentures will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

Registration, Transfer, Exchange and Form.    Senior Notes of any series may be exchanged for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

Unless otherwise indicated in the applicable Prospectus Supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office or agency maintained for such purpose with respect to any series of Senior Notes and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Note Indenture. (Section 305)

In the event of any redemption of Senior Notes of any series, we will not be required to exchange, or register the transfer of, any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

Paying Agents.    We will maintain an office or agency where Senior Notes may be presented or surrendered for payment. We will give prompt written notice to the Senior Note Trustee of the location, and any change in the location, of such office or agency. If at any time we shall fail to maintain any such required office or agency or shall fail to furnish the Senior Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Senior Note Trustee, and, in such event, the Senior Note Trustee shall act as our agent to receive all such presentations and surrenders. (Section 1002)

All monies paid by us to a paying agent for the payment of principal of, interest or premium, if any, on any Senior Note which remains unclaimed at the end of two years after any such principal, interest or premium shall have become due and payable will be repaid to us at our request and the Holder of such Senior Note will thereafter look only to us for payment thereof as an unsecured general creditor. (Section 1003)

Consolidation, Merger, Conveyance, Sale or Transfer.    Nothing contained in the Senior Note Indenture prevents us from consolidating with or merging into another corporation or conveying, selling or otherwise transferring our properties and assets substantially as an entirety to any Person, provided that:

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the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance, sale or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee, in form satisfactory to the Senior Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on our part to be performed or observed; and

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immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

We shall also be required to deliver to the Senior Note Trustee certificates and opinions stating that such consolidation, merger, conveyance, sale or transfer comply with the Senior Note Indenture and all relevant conditions precedent have been satisfied. (Section 801)

Limitation on Liens.    Nothing contained in the Senior Note Indenture or in the Senior Notes in any way restricts or prevents the Company or any of its subsidiaries from incurring any indebtedness; provided that if this covenant is made applicable to the Senior Notes of any particular series, the Company will not issue, assume or guarantee (including any contingent obligation to purchase) or permit to exist any notes, bonds, debentures or other evidences of indebtedness for money borrowed (“Debt”) secured by a mortgage, lien, pledge, security interest or other encumbrance (“Lien”) upon any property of the Company, including the capital stock of any of its subsidiaries, without effectively providing that the outstanding Senior Notes of such series (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Senior Notes) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured (provided that for purposes of providing such equal and ratable security, the principal amount of outstanding Senior Notes of any series will be such portion of the principal amount as may be specified in the terms of such series). This restriction will not, however, apply to

•	Liens in existence on the date of the original issue of the Senior Notes to which this restriction is made applicable, including, without limitation, “stock forward” transactions;

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Liens created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date hereof (by purchase, construction or otherwise), or Liens in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon and provided further that such Liens are created no later than 24 months after the purchase or construction;

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Liens on any property or assets acquired from a corporation which is merged with or into the Company, which Liens are not created as a result of or in connection with or in anticipation of any such merger (unless such Liens were created to secure or provide for the payment of any part of the purchase price of such corporation);

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any Lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); or

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any extension, renewal or replacement of any Lien referred to in the foregoing clauses, provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, the Company may issue or assume Debt secured by Liens on cash of the Company which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which does not at the time of issuance or assumption exceed $100 million. The following types of transactions shall not be deemed to create Debt secured by Liens: Liens required by any contract or statute in order to permit the Company to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments to the Company by such governmental unit pursuant to the provisions of any contract or statute; and share forwards with respect to shares of the Company accounted for as equity transactions under applicable FASB guidelines wherein the shares collateralize the forward repayment obligation. (Section 1007)

Sale and Leaseback Transactions.    If this covenant is made applicable to the Senior Notes of any series, the Company will not enter into any Sale and Leaseback Transaction unless either:

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the Company would be entitled pursuant to the “Limitation on Liens” covenant above to create Debt secured by a Lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the Senior Notes of such series being effectively secured equally and ratably with (or prior to) that Debt; or

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the Company, within 270 days after the sale or transfer of the relevant assets shall have been made, applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two Trustees of the Company) to:

•	the retirement of long-term indebtedness of the Company ranking prior to or on a parity with the Senior Notes of such series or

•	the investment in any property used in the ordinary course of business by the Company.

“Attributable Value” means, as to any particular lease under which the Company is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by the Company in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

“Sale and Leaseback Transaction” means any transaction or series of related transactions relating to property now owned or hereafter acquired by the Company whereby the Company transfers the property to a person and the Company leases it from that person for a period, including renewals, in excess of 36 months. (Section 1012)

Modification of the Senior Note Indenture.    The Senior Note Indenture contains provisions permitting us and the Senior Note Trustee, with the consent of the Holders of a majority in principal amount of the outstanding Senior Notes, of all series affected by the modification (voting as one class), to modify the Senior Note Indenture or any supplemental indenture or the rights of the Holders of the Senior Notes of such series; provided that no such modification shall without the consent of the Holders of each outstanding Senior Note affected thereby:

•	change the date upon which the principal of or the interest on any Senior Note is due and payable;

•	reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

•	change any place of payment where, or the currency in which, any Senior Note or any premium or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption);

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reduce the aforesaid percentage of Senior Notes, the consent of the Holders of which is required for any modification of the applicable supplemental indenture or for waiver by the Holders of certain of their rights; or

•	modify certain provisions of the Senior Note Indenture. (Section 902)

The Senior Note Indenture also contains provisions permitting us and the Senior Note Trustee to amend the Senior Note Indenture in certain circumstances without the consent of the Holders of any Senior Notes to evidence the succession of another Person to us, the replacement of the Senior Note Trustee and for certain other purposes, including to cure any ambiguity or defect, or correct any inconsistency, in the Senior Note Indenture, or to add or change any other provisions with respect to matters or questions arising under the Senior Note Indenture or the Senior Notes, provided such changes or additions shall not adversely affect the interests of the Holders of any series of the Senior Notes in any material respect, or involve a change requiring the consent of the Holders of the Senior Notes described in the preceding paragraph. (Section 901)

Events of Default.    An Event of Default with respect to the Senior Notes is defined in the Senior Note Indenture as being:

•	failure to pay any interest on the Senior Notes and continuance of such failure for 30 days;

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failure to pay the principal (or premium, if any), including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the Senior Notes and continuance of such failure for three days;

•	failure to pay any sinking fund installment, if any, pursuant to the terms of the Senior Notes, and continuance of such failure for a period of three days;

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default in the performance, or breach, of any covenant or warranty of ours in the Senior Note Indenture (other than certain covenants or warranties a default in whose performance or whose breach is specifically dealt with elsewhere in the Senior Note Indenture or which has been expressly included in the Senior Note Indenture solely for the benefit of any series of Senior Notes other than that series) and continuance of such default or breach for a period of 90 days after written notice is given to us by the Senior Note Trustee or to us and the Senior Note Trustee by the Holders of 33% or more in aggregate principal amount of the outstanding Senior Notes; and

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving us. (Section 501)

We will be required to file with the Senior Note Trustee annually an officers’ certificate as to the existence or absence of default in performance of certain covenants in the Senior Note Indenture. (Section 1008) The Senior Note Indenture provides that the Senior Note Trustee may withhold notice to the Holders of the Senior Notes of any default (except in payment of principal of (or premium, if any), or interest, if any, on, the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes) if the Senior Note Trustee in good faith determines that it is in the interest of the Holders of the Senior Notes to do so. (Section 602) The Senior Note Indenture provides that, if an Event of Default due to the default in payment of principal of (or premium, if any) or interest on the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes, or due to the default in the performance or breach of any covenant or warranty in the Senior Note Indenture by us shall have happened and be continuing, either the Senior Note Trustee or the Holders of 33% or more in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all the Senior Notes to be due and payable immediately, but if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the Holders of a majority in aggregate principal amount of the Senior Notes. If an Event of Default due to certain events of bankruptcy, insolvency or reorganization has occurred and is continuing, the principal amount of all the Senior Notes shall be immediately due and payable, without any act of either the Senior Note Trustee or the Holders. (Sections 502 and 513)

Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the Holders of the Senior Notes, unless such Holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 603)

Subject to such provision for indemnification, the Holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee with respect to the Senior Notes, provided, however, that if an Event of Default shall have occurred and be continuing with respect to less than all of the series of Senior Notes, the Holders of a majority in aggregate principal amount of the Senior Notes of all such series, considered as one class, shall have the right to make such direction, and provided that the Senior Note Trustee shall have the right to decline to follow any such direction if the Senior Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the Senior Note Indenture or if the Senior Note Trustee shall determine that such action would subject the Senior Note Trustee to personal liability or expense for which reasonable indemnity has not been provided. (Section 512)

Defeasance.    We, at our option, (a) will be Discharged from any and all obligations in respect of the Senior Notes (except for certain obligations to register the transfer or exchange of Senior Notes, replace destroyed, stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Senior Note Indenture described under “—Consolidation, Merger, Conveyance, Sale or Transfer” and “—Limitation of Liens” or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if:

•       We irrevocably deposit with the Senior Note Trustee, in trust, (a) money; or (b) in certain cases, U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money; or (c) a combination thereof, in each case sufficient to pay and discharge

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the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding Senior Notes on the dates such payments are due, in accordance with the terms of the Senior Notes, or to and including the redemption date irrevocably designated by us; and

-	any mandatory sinking fund payments applicable to the Senior Notes on the day on which payments are due and payable in accordance with the terms of the Senior Note Indenture and of the Senior Notes;

•	no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit;

•	we deliver to the Senior Note Trustee an opinion of counsel to the effect

-	that the Holders of the Senior Notes will not recognize income, gain, loss or expense for Federal income tax purposes as a result of such deposit and defeasance of certain obligations;

-	that such provision would not cause any outstanding Senior Notes then listed on any national securities exchange to be delisted as a result thereof; and

-	that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and

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we have delivered to the Senior Note Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to the satisfaction and discharge of the Senior Notes have been complied with. (Sections 403 and 1009)

Discharged means, with respect to the Senior Notes of any series, the discharge of the entire indebtedness represented by, and obligations of ours under, the Senior Notes of such series and in the satisfaction of all the obligations of ours under the Senior Note Indenture relating to the Senior Notes of such series, except:

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the rights of Holders of the Senior Notes of such series to receive, from the trust fund established pursuant to the Senior Note Indenture, payment of the principal of and interest and premium, if any, on the Senior Notes of such series when such payments are due;

•	our obligations with respect to the Senior Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment; and

•	the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the Senior Note Indenture. (Section 101)

U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 101)

Resignation or Removal of Senior Note Trustee.    The Senior Note Trustee may resign at any time upon written notice to us, and such resignation will take effect immediately upon the appointment of a successor Senior Note Trustee. (Sections 610 and 611)

The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and us and signed by the Holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, under certain circumstances, we may remove the Senior Note Trustee upon notice to the Holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 610)

No Recourse Against Others.    The Senior Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any Senior Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours, contained in the Senior Note Indenture or in any supplemental indenture, or in any Senior Note, or because of the creation of any indebtedness represented thereby, will be had against any Trustee, incorporator, stockholder, officer or director, as such, past, present or future, of ours or any successor corporation, either directly or through us or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the Senior Note Indenture and the issuance of the Senior Notes. (Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and we understand that it is the view of the Commission that such a waiver is against public policy.

Concerning the Senior Note Trustee.    The Senior Note Trustee under the Senior Note Indenture, and affiliates of the Senior Note Trustee, are also trustees under other indentures and trust agreements of affiliates of ours and registrar and transfer agent of our common shares. In addition, an affiliate of the Senior Note Trustee is a lending party to two of our system revolving credit facilities with total commitment amounts under each facility of approximately $39 million and $31 million.

Book-Entry Only System.    The Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the Senior Notes. The Senior Notes will be issued as fully- registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Senior Note certificate (the “Global Notes”) will be issued for each series of Senior Notes, each in the aggregate principal amount of such series, and will be deposited with DTC.

So long as DTC, or its nominee, is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Senior Notes represented by the Global Notes for all purposes under the Senior Note Indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in the Global Notes will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes and will not be considered the Holders thereof under the Senior Note Indenture. Accordingly, each person holding a beneficial interest in a Global Notes must rely on the procedures of DTC and, if such person is not a Direct Participant (as defined below), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of a registered owner of the Senior Notes.

The Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. If (1) the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within ninety days or (2) there shall have occurred and be continuing after any applicable grace periods an Event of Default, we will issue certificated notes in definitive registered form in exchange for the Global Notes representing the Senior Notes. In addition, we may at any time and in our sole discretion determine not to have any Senior Notes in registered form represented by one or more global notes and, in such event, will issue certificated notes in definitive form in exchange for the Global Notes representing the Senior Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of certificated Senior Notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such certificated notes registered in its name. (Section 311)

DTC has advised us as follows: DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing agency” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for such purchases of Senior Notes on DTC’s records. The ownership interest of each actual purchaser of each Senior Note ("Beneficial Owner"), is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of Direct or Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in the Senior Notes, except in the event that use of the book-entry system for the Senior Notes is discontinued.

To facilitate subsequent transfers, all Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. or such other nominee name do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Senior Notes; DTC’s records reflect only the identity of the Direct Participants to whose account such Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the Senior Notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Senior Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and dividend payments on the Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Senior Note Trustee on payable date in accordance with the respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, nor its nominee, the Senior Note Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC), is the responsibility of the Senior Note Trustee and us. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of the Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Senior Notes at anytime by giving reasonable notice to us or the Senior Note Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Senior Note certificates are required to be printed and delivered.

We may decide to discontinue use of book-entry-only transfers through DTC (or a successor securities depository).  In that event, Senior Note certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be Direct Participants of DTC.

Neither the Senior Note Trustee, us, nor any agent for payment on or registration of transfer or exchange of any Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

LEGAL OPINIONS

Legal opinions relating to the validity of the Securities will be given by Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate for the Company. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedules and management's assessment regarding the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which report on the consolidated financial statements and related consolidated financial statement schedules expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, in 2003 and the restatement of the consolidated balance sheet as of December 31, 2003 and consolidated statement of cash flows for the year then ended, and which report on management’s assessment and on the effectiveness of internal control over financial reporting expresses an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004 and June 30, 2005 and 2004 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PLAN OF DISTRIBUTION

We may sell the offered securities (i) through negotiation with one or more underwriters; (ii) through one or more agents or dealers designated from time to time; (iii) directly to purchasers; or (iv) through any combination of the above. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement or a supplement thereto will describe the method of distribution of the securities being sold.

If we use any underwriters in the sale of securities, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the Prospectus Supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. In the case of equity securities, we may grant the underwriters an option permitting the purchase of additional securities at the same price then being offered. The price applicable to additional securities sold in any such transaction will be based on several factors, including the current market price of the securities and prevailing capital market conditions. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the securities offered in the Prospectus Supplement if any are purchased.

If any of the securities are sold through agents designated by us from time to time, the Prospectus Supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the securities. Unless otherwise indicated in the Prospectus Supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the securities being offered to be higher than it would otherwise be in the absence of such transactions.

In connection with the sale of the securities being offered, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the securities may be, deemed to be underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters or agents against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters or agents and their associates may engage in transactions (including the extension of credit) with, or perform services for, us and our affiliates in the ordinary course of business.

Our Declaration of Trust provides that none of our shareholders shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise, under any contract, obligation or undertaking made, entered into or issued by our Trustees or by any officer, agent or representative elected or appointed by our Trustees and no such contract, obligation or undertaking shall be enforceable against our Trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against our Trustees as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Filing fee for Registration Statement	$88,275	*
Printing costs	40,000
Accounting Fees	135,000
Fees and expenses of Senior Note Trustee	10,000
Fees of rating agencies	147,250
Reimbursement of underwriters’ expenses and counsel fees in connection with qualification or registration of the Senior Notes under state securities or “blue sky” laws	10,000
Counsel Fees	150,000
Miscellaneous and incidental expenses, including travel, telephone, copying	5,000
Total	$585,525

*	Actual Amount

ITEM 15.	INDEMNIFICATION OF TRUSTEES AND OFFICERS

Article 34 of the Declaration of Trust of the Company provides that the Trustees, officers, agents or any other representative elected or appointed pursuant to any provision thereof shall not be liable for any act or default on the part of any co-Trustee, or other officer or agent, or for having permitted any co-Trustee or other officer or agent to receive or retain any money or property receivable by the Trustees under the Declaration of Trust, or for errors of judgment in exercising or failing to exercise any of the powers or discretions conferred upon or resting upon them, or for any loss arising out of any investment, or for failure to sue for or to collect any moneys or property belonging to the trust estate, or for any act or omission to act, performed or omitted by them in good faith in the execution of the trusts created under the Declaration of Trust. Each Trustee and every such officer, agent or representative shall be answerable and accountable only for his or her own receipts and for his or her own willful acts, neglects and defaults constituting a breach of trust knowingly and intentionally committed by him or her in bad faith, and not for those of any other, or of any bank, trust company, broker, attorney, auctioneer or other person with whom or into whose hands any property forming part of the trust estate may be deposited or come, or by whom any action relating to the trusts created under the Declaration of Trust may be taken or omitted to be taken; nor shall any Trustee or any such officer, agent or representative be liable or accountable for any defect in title, or for failing to transfer to or vest in the Trustees title to any property or effects for the time being subject to any of the trusts of these presents, or intended or believed to be so subject, or for failing to take out or maintain any or sufficient insurance or for liens or encumbrances upon any such property or effects, or for lack of genuineness or for invalidity of the shares, bonds or other obligations or instruments forming part of or relating to the trust estate, or for any loss, or otherwise, unless the same shall happen through such Trustee’s own willful act, neglect or default constituting a breach of trust knowingly and intentionally committed by him or her in bad faith; and the Trustees and each of them and each such officer, agent or representative shall be entitled out of the trust estate to reimbursement for their or his or her reasonable expenses and outlays and to be put in funds and exonerated and indemnified to their or his or her reasonable satisfaction from time to time, against any and all loss, costs, expense and liability incurred or to be incurred by them or him or her in the execution of the trusts created under the Declaration of Trust; and no Trustee, however appointed, shall be obliged to give any bond or surety or other security for the performance of any of his or her duties in the said trusts.

In addition, and without limiting the protection afforded to them, no Trustee, officer, agent or representative shall be liable for monetary damages for breach of fiduciary duty as a Trustee, officer, agent or representative, notwithstanding any provision of law imposing such liability; provided, however, that the provisions of this paragraph shall not be deemed to eliminate or limit any liability which such Trustee, officer, agent or representative would otherwise have under the provisions of the Declaration of Trust (1) for any breach of such person’s duty of loyalty to the association or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (3) for any transaction from which such person derived an improper personal benefit.

Article 34 of the Declaration of Trust of the Company also provides that the Company shall indemnify each of its Trustees and officers against all losses, liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of such person’s being or having been such a Trustee or officer, except with respect to any matters as to which such person shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his or her acting was in the best interests of the Company. The Declaration of Trust provides, however, that as to any matter disposed of by a compromise payment by such Trustee or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless a determination is made that indemnification of the Trustee or officer is proper under the circumstances because such Trustee or officer acted in good faith in the reasonable belief that such person’s acting was in the best interest of the association. Such determination shall be made (1) by the Board of Trustees by a majority vote of a quorum consisting of Trustees who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, such a quorum so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

In performing their duties, any such Trustee or officer who acts in good faith shall be fully protected in relying upon the books of account of the association or of another organization in which he or she serves as contemplated by the Declaration of Trust, reports, opinions and advice to the association or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care or upon other records of the association or of such other organization.

Expenses incurred by any Trustee or officer with respect to any action, suit or proceeding as described above may be paid or advanced by the association prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Trustee or officer to repay such amount if upon final disposition thereof he or she shall not be entitled to indemnification.

The rights of indemnification provided by the Declaration of Trust are not exclusive of or affect any other right to which any Trustee or officer may be entitled and all such rights shall inure to the benefit of such person’s heirs, executors, administrators and other legal representatives. Such other rights shall include the powers, immunities and rights of reimbursement which would be allowable under the laws of the Commonwealth of Massachusetts. The Company also maintains an insurance policy that insures its Trustees and officers against certain liabilities.

ITEM 16.	EXHIBITS

EXHIBIT NO.	DESCRIPTION

1	Form of Underwriting Agreement.*

4.1	Declaration of Trust of Northeast Utilities, as amended through May 10, 2005 (incorporated by reference to Exhibit A.1, NU Form U-1 dated June 23, 2005, File No. 70-10315).

4.2	Indenture dated April 1, 2001 (incorporated herein by reference to Exhibit A-3 to Rule 24 Certificate (35-CERT) filed April 16, 2002, File No.70-9535)

4.3	Form of Supplemental Indenture*

5	Opinion of Jeffrey C. Miller regarding the legality of the securities being issued.

12	Statement re: computation of Ratio of Earnings to Fixed Charges.

15	Letter of Deloitte & Touche LLP to Northeast Utilities re: unaudited interim financial information.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Jeffrey C. Miller, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on the signature page of this Registration Statement).

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A., as Trustee, under the Senior Note Indenture.

*
Northeast Utilities will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities or preferred stock, and (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b); if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Berlin, State of Connecticut, on September 30, 2005.

NORTHEAST UTILITIES
(REGISTRANT)
/s/ Charles W. Shivery
By:
Charles W. Shivery
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Gregory B. Butler, David R. McHale, Randy A. Shoop, Patricia C. Cosgel and Jeffrey C. Miller, and each of them singly, their true and lawful attorneys, with full power to each such attorney to sign for them in their names, in the capacities indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments to said registration statement.

SIGNATURE	TITLE	DATE

/s/ Charles W. Shivery	Chairman of the Board, President and Chief Executive Officer and a Trustee	September 30, 2005
Charles W. Shivery

/s/ David R. McHale	Senior Vice President and Chief Financial Officer	September 30, 2005
David R. McHale

/s/ John P. Stack	Vice President—Accounting and Controller	September 30, 2005
John P. Stack

/s/ Richard H. Booth	Trustee	September 30, 2005
Richard H. Booth

/s/ Cotton M. Cleveland	Trustee	September 30, 2005
Cotton M. Cleveland

SIGNATURE	TITLE	DATE

/S/ Sanford Cloud, Jr.	Trustee	September 30, 2005
Sanford Cloud, Jr.

/S/ James F. Cordes	Trustee	September 30, 2005
James F. Cordes

/S/ E. Gail De Planque	Trustee	September 30, 2005
E. Gail De Planque

/S/ John G. Graham	Trustee	September 30, 2005
John G. Graham

/S/ Elizabeth T. Kennan	Trustee	September 30, 2005
Elizabeth T. Kennan

/S/ Robert E. Patricelli	Trustee	September 30, 2005
Robert E. Patricelli

/S/ John F. Swope	Trustee	September 30, 2005
John F. Swope